Exhibit 4.a.5

Agreement No. 53258.A.010

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Amendment 10

To

Agreement No. 53258.C

between

AT&T Services, Inc.

and

Amdocs Development Limited

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AMENDMENT NO.10

TO

AGREEMENT NO. 53258.C

This Amendment No. 10, effective as of the last date signed by a Party (“Effective Date”) and amending Restated and Amended Master Services and Software License Agreement Number 53258.C, is by and between Amdocs Development Limited, a Cyprus corporation (hereinafter referred to as “Supplier” or “Amdocs”), and AT&T Services, Inc., a Delaware corporation (hereinafter referred to as “AT&T”), each of which may be referred to in the singular as a “Party” or in the plural as the “Parties.”

WITNESSETH

WHEREAS, Supplier and AT&T are parties to the Restated and Amended Master Services and Software License Agreement No.53258.C entered into on/with the effective date of February 28, 2017 (as previously restated and amended, the “Agreement”); and

WHEREAS, Supplier and AT&T now desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Parties hereto agree as follows:

1.	Revise Section 1.3 Term of Agreement to change the Expiration Date to October 15, 2025.

2.	To add a new Appendix P (Supplier Supplemental SaaS Terms) to the Agreement as attached hereto.

3.	The add the following new Section 3.46 (Hiring of Employees) to the Agreement:

3.46 Hiring of Employees

a.

Except as set forth in subsection 3.46(b) below, neither Party will solicit for employment, directly or indirectly, or employ any employees of the other Party that are involved in the performance of the other Party’s obligations under this Agreement without the prior written approval of the other Party. In each case, the prohibition on solicitation and hiring shall extend for a period of [***] after the termination of the employee’s employment or, as applicable, the cessation of his or her involvement in working with the other Party in its performance of the other Party’s obligations under this Agreement.    This provision shall not operate or be construed to prevent or limit any employee of either Party’s right to practice his or her profession or to utilize his or her skills for another employer or to restrict any employee’s freedom of movement or association.

b.

Each Party is free to hire any employee who responds to a general solicitation of employment through public media (e.g., newspaper, television, internet, or radio) to members of the public at large or any employee who takes affirmative steps to seek alternative employment on their own initiative.

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Amendment may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

Appendix P

Supplier Supplemental SaaS Terms

1.	INTRODUCTION.

These Supplier Supplemental SaaS Terms (collectively and together with their Attachments, physically attached or electronically linked hereto, the “SaaS Terms”) govern the access to and use of Amdocs SaaS (as defined in Section 3) by AT&T pursuant to software-as-a-service Orders, SOWs, and other agreements (the “SaaS Orders”) to be executed pursuant to the Restated and Amended Master Services and Software License Agreement Number 53258.C to which this Appendix P is attached (the “Agreement”), but only if it is specifically stated in the applicable SaaS Order that the terms in this Appendix P shall apply to such Order or if the Order explicitly states that it is a SaaS Order under the Agreement.

2.

EACH OF AMDOCS AND AT&T IS A “PARTY” AND TOGETHER THEY ARE THE “PARTIES” HERETO. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THESE SAAS TERMS, THE AGREEMENT, AND/OR THE ORDERS, SOWS, AND OTHER AGREEMENTS TO BE EXECUTED PURSUANT TO THE AGREEMENT, THE TERMS OF THE ORDERS, SOWS, AND OTHER AGREEMENTS CONTROL OVER THESE SAAS TERMS AND THESE SAAS TERMS SHALL CONTROL OVER THE AGREEMENT.

3.	SERVICES.

Amdocs Software-as-a-Service. For the purposes of the Agreement, “Amdocs SaaS” or “SaaS” means (i) the software-as-a-service offering, as specified in the SaaS Orders, that Amdocs makes available for AT&T’s use through a network connection and (ii) the applicable SaaS Documentation (as defined below). The terms and conditions for the access to and use of Amdocs SaaS by AT&T and its Affiliates are stated in these SaaS Terms, as well as any SaaS service descriptions, Specifications, and data sheets and their applicable exhibits, addenda, and attachments to the SaaS Orders (collectively, the “SaaS Documentation”) that are attached hereto. Amdocs SaaS will be supported and provided at the service levels as described and specified in the applicable SaaS Order.

4.	ACCESS RIGHTS AND USAGE.

a.

Access and Usage of Amdocs SaaS. AT&T may access and use Amdocs SaaS in accordance with the SaaS Orders, the SaaS Documentation, and these SaaS Terms. AT&T is responsible for any and all use of Amdocs SaaS through AT&T’s credentials or any account that AT&T may establish. AT&T agrees to maintain the confidentiality of AT&T’s account, credentials, and any passwords necessary to use Amdocs SaaS. Should AT&T believe that there has been unauthorized use of AT&T’s account, credentials, or passwords, AT&T will promptly notify Amdocs.

b.

Usage Limitations. Amdocs SaaS may be accessed and used solely for AT&T’s and its Affiliates’ internal business purposes and not for commercialization. AT&T shall not: (i) exceed any usage limitations explicitly set forth in the applicable SaaS Order; (ii) sell, resell, license, sublicense, lease, rent, or distribute Amdocs SaaS or include Amdocs SaaS as a service or outsourcing offering, or make any portion of Amdocs SaaS available for the

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

use or benefit of any third party except an Affiliate; provided that nothing herein shall prevent AT&T or its Affiliates from selling services or products of third parties through its use of the SaaS; (iii) copy or reproduce any portion, feature, function, idea, or user interface of Amdocs SaaS; (iv) interfere with or disrupt the integrity or performance of Amdocs SaaS; (v) use Amdocs SaaS to submit, send, or store AT&T-provided SaaS Data (defined below) that is obscene, threatening, libelous, or otherwise unlawful or tortious material, violates any third party’s privacy rights, or infringes upon or misappropriates Intellectual Property Rights; provided that nothing herein shall prevent AT&T or its Affiliates from storing any AT&T-provided SaaS Data that is used by AT&T or its Affiliates in a database to prohibit users from using obscene, threatening, libelous, or otherwise unlawful or tortious material in connection with Amdocs SaaS; (vi) use Amdocs SaaS to disrupt or cause harm to a third party’s system or environment; (vii) access or use Amdocs SaaS to build a competitive product or service; (viii) engage in any product evaluation, benchmarking, or other comparative analysis intended for publication outside AT&T and its Affiliates, except with Amdocs’ prior written consent; or (ix) disassemble, reverse engineer, translate, decompile, decode, or modify the Amdocs SaaS or in any other manner attempt to extract the source code of Amdocs SaaS or create derivative works or make any enhancements, adaptations, or translations of the Amdocs SaaS, except as may be explicitly permitted by Amdocs in a SaaS Order or to the extent applicable Law specifically prohibits any such restriction. AT&T is responsible for complying with all terms of use for any software, content, service, or website it loads, creates, or accesses when using Amdocs SaaS.

c.

AT&T-provided SaaS Data. AT&T is solely responsible for the data, text, audio, video, images, software, and other content input by AT&T personnel or by Amdocs at AT&T’s personnel’s direction into an Amdocs System or Environment during AT&T’s access and use of Amdocs SaaS (“AT&T-provided SaaS Data”). As between Amdocs and AT&T, AT&T is and will remain the sole and exclusive owner of all right, title, and interest in and to all AT&T-provided SaaS Data. AT&T hereby grants to Amdocs, its Affiliates, and its Subcontractors all necessary rights to AT&T-provided SaaS Data to enable Amdocs to provide the Amdocs SaaS. Amdocs will use AT&T-provided SaaS Data only as necessary to provide Amdocs SaaS and technical support, or as otherwise required by Law. AT&T represents and warrants that no legal requirements of AT&T prevent or will prevent Amdocs from fulfilling its contractual obligations under these SaaS Terms or the SaaS Orders. AT&T agrees that it will collect, maintain, and handle all AT&T-provided SaaS Data in compliance with all data privacy and protection Laws applicable to AT&T in its use of the Amdocs SaaS and that it shall obtain at its sole expense any rights and consents from any third parties (including its subscribers and end users) and provide any notices required prior to the collection, use, and disclosure of such content and/or otherwise necessary for Amdocs, its Affiliates, and its Subcontractors to provide the Amdocs SaaS under these SaaS Terms and the SaaS Orders. Amdocs agrees to comply with all Laws applicable to Amdocs in connection with its maintenance, handling, use, and disclosure of the AT&T-provided SaaS Data in connection with its provision of the Amdocs SaaS.

d.

Personal Data. If, in the course of providing Amdocs SaaS, Amdocs processes personal data of which AT&T or one of its Affiliates is the controller (“AT&T Personal Data”), Amdocs shall process such AT&T Personal Data only as permitted under the Agreement.

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

5.	PERFORMANCE AND OPERATIONS.

a.

PCI Compliance/Data Security. In the event that Amdocs will be storing, processing or transmitting payment card holder data for AT&T as part of an Amdocs’ SaaS Order, the following the terms shall apply:

Notwithstanding anything to the contrary in Section 4.11 of the Agreement, Supplier shall be compliant with the PCI Data Security Standards (hereinafter, “PCI Standards”), which are defined as the Payment Card Industry Data Security Standards promulgated by the PCI Security Standards Council located at https://www.pcisecuritystandards.org/security_standards/index.php) (as they may be amended) prior to storing, processing, and/or transmitting cardholder data for AT&T. Supplier shall have a plan in place to ensure continued compliance in the event of any change or update to such PCI Standards, and shall promptly submit a copy of Supplier’s most recent executed Attestation of Compliance (AOC) and a copy of Supplier’s most updated Responsibility Matrix documentation to g18906@att.com <mailto:g18906@att.com>. Supplier shall also submit AOCs and Responsibility Matrix documentation on an annual basis and promptly following any modification or update to the PCI Standards in order to continue to provide payment card related services for AT&T.

b.

Amdocs SaaS Performance. AT&T agrees and acknowledges that Amdocs’ ability to deliver Amdocs SaaS under the SaaS Orders shall depend on AT&T’s performance of its roles and responsibilities specified in the Agreement and applicable SaaS Orders and the accuracy and completeness of any information from AT&T needed to deliver Amdocs SaaS. AT&T shall provide Amdocs with all reasonable assistance at no charge, including, as required, reasonable access to AT&T’s personnel and premises, and reasonable use of all information and system facilities in accordance with AT&T’s normal security requirements. AT&T shall be responsible for: (i) its use of the Amdocs SaaS and any deliverables; (ii) ensuring that any information and data provided by AT&T to Amdocs is accurate and complete to the best of its knowledge and provided in a timely manner; (iii) issuing all approvals and sign-offs in a timely manner; and (iv) ensuring cooperation by AT&T’s third party vendors.

c.

Amdocs SaaS Operations. Provided that Amdocs does not materially degrade the functionality, performance, or pricing, as described in the SaaS Documentation, of the Amdocs SaaS: (i) Amdocs may modify the Amdocs and third party systems and environment used to provide Amdocs SaaS; and (ii) Amdocs reserves the right to make any changes to Amdocs SaaS that it deems necessary or useful to maintain or enhance the quality or delivery of Amdocs’ services to its customers, the competitive strength of or market for Amdocs’ services, or Amdocs SaaS’ cost efficiency or performance, or to satisfy legal requirements, provided that no such modification or change shall (i) materially increase AT&T’s total cost of receiving the Services; (ii) require material changes to AT&T facilities, systems, software, utilities, tools, or equipment; or (iii) have a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality, or resource efficiency of the Services or the Amdocs SaaS.

d.	For non-Amdocs branded Software-as-a-Service, Amdocs will ensure that the Third Party’s applicable terms do not conflict with the terms of this Appendix P.

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

e.

Right to Use License Grant to Amdocs Branded Software in connection with Amdocs SaaS. To the extent that Amdocs provides Amdocs branded software in connection with the Amdocs SaaS, Amdocs hereby grants AT&T a non-exclusive and non-transferable right to use the Amdocs-branded software listed in the applicable SaaS Order or the applicable SaaS Documentation, including, without limitation, enhancements thereof (“Core Enhancements”), as upgraded in accordance with the Agreement (the “Software”) during the term of the applicable SaaS Order. AT&T may only use the Software for its and its Affiliates’ internal business purposes and not for commercialization and strictly in connection with the Amdocs SaaS. AT&T may not, directly or indirectly: (i) distribute, transfer, resell, rent, lease, sublicense, or loan the Software to any other party; (ii) use the Software in a service bureau or outsourcing arrangement; (iii) disassemble, reverse engineer, translate, decompile, decode, or modify the Software or in any other manner attempt to extract the source code of the Software or create derivative works or make any enhancements, adaptations, or translations of the Software, except to the extent that applicable Law specifically prohibits any such restriction; or (iv) remove any designation or sign enabling to distinguish the Software, such as a copyright notice, Amdocs’ logo or trademarks, or any other form of designation. For non-Amdocs branded Software-as-a-Service, the Third Party’s terms applicable will govern AT&T’s access and use in accordance with Section 4.d of this Appendix P. Notwithstanding anything to the contrary in the foregoing, AT&T and its Affiliates shall have the right under this rights grant to sell or provide services or products of third parties through their use of the SaaS.

f.

Right to Use License to API Materials. Amdocs hereby grants to AT&T and its Affiliates a non-exclusive, non-transferrable, revocable for cause, license during the term of the applicable SaaS Order to use and reproduce the “API Materials” (defined herein as the documentation and sample code for Amdocs’ application programming interface and Core Enhancements that constitute API Material provided by Amdocs to AT&T hereunder, that enables interoperability between the Amdocs SaaS and the AT&T applications) solely for AT&T’s and its Affiliates’ internal use. Notwithstanding anything to the contrary in the foregoing, AT&T and its Affiliates shall have the right under this license grant to sell or provide services or products of third parties through their use of the SaaS.

g.	Third Party Cloud Systems.

i.

AT&T acknowledges that Amdocs uses third-party (including, without limitation, [***] and [***] cloud-based computing systems located worldwide both for its internal operations and for the purpose of providing services to its customers (including without limitation, the Amdocs SaaS), and that AT&T’s Information may be processed, accessed or stored using such systems. Amdocs shall not use any other cloud-based computing system for the Amdocs SaaS without AT&T’s express permission. Notwithstanding any other provisions contained in these SaaS Terms (including, without limitation, any Attachments), Amdocs’ use of the third party cloud-based computing systems (collectively the “Cloud Services”) shall not be deemed a breach of any of Amdocs’ obligations under the SaaS Order or the Agreement provided that (1) Amdocs uses best efforts to use the administrative controls provided by the applicable third-party cloud service provider, if possible, (a) to limit the storage and processing of any AT&T-provided SaaS Data on the Cloud Services to locations in the United States, (b) to use the highest level of security available on the Cloud Services in connection with the provision of the SaaS to AT&T hereunder, and (c) to maintain the privacy of the AT&T-provided SaaS Data and (2) Amdocs notifies AT&T if it becomes aware that the applicable third-party cloud service provider has made any material changes to its security protocols or systems in connection with the Cloud Services. All other SISR and other security controls found in the Agreement shall still apply to Amdocs’ provision of the Amdocs SaaS.

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

ii.

The availability and performance of the Cloud Services is under the control and responsibility of the Cloud Services Provider and, therefore, Amdocs will not be liable for delays or outages and/or for any other damage resulting from factors that are under the Cloud Services Provider’s responsibility and control. Notwithstanding the above, Amdocs agrees to pass through to AT&T the amount of service level credits and/or any other monetary remedy which Amdocs was able to recover from the Cloud Services Provider in connection with any fault in the services that affected AT&T.

iii.

AT&T will comply with appropriate and relevant use policies of the Cloud Services Provider that may be provided by Amdocs to AT&T in writing. AT&T will indemnify Amdocs from any direct damages incurred by Amdocs, including claims by the Cloud Services Provider against Amdocs, directly resulting from AT&T’s violation of such use policies.

iv.

In the event that the Cloud Services Provider decides to reduce or eliminate certain services, which adversely affects Amdocs’ ability to meet certain commitments under the Agreement or the applicable SaaS Order, Amdocs and AT&T will negotiate in good faith to obtain such services from an alternative source (e.g., from a different Cloud Services Provider) or to adjust the Agreement or the applicable SaaS Order accordingly. Until AT&T and Amdocs agree on a resolution of such matter, Amdocs will use all reasonable commercial efforts to meet all of its commitments but will not be liable for service level credits or damages that are due to such reduction or elimination of services by the Cloud Services Provider. Notwithstanding the above, Amdocs agrees to pass through to AT&T the amount of service level credits and/or any other monetary remedy which Amdocs was able to recover from the Cloud Services Provider in connection with any such reduction or elimination of services by the Cloud Services Provider.

v.

In the event that a force majeure event adversely affects the Cloud Services Provider’s ability to provide certain services and, as a result, Amdocs is unable to meet certain commitments under the Agreement and/or the applicable SaaS Order, Amdocs and AT&T will negotiate in good faith to obtain such services from an alternative source (e.g., from a different Cloud Services Provider) or to adjust the Agreement or the applicable SaaS Order accordingly. Until AT&T and Amdocs agree on a resolution of such matter, Amdocs will use all reasonable commercial efforts to meet all of its commitments but will not be liable for service level credits or damages that are due to such force majeure event. Notwithstanding the above, Amdocs agrees to pass through to AT&T the amount of service level credits and/or any other monetary remedy which Amdocs was able to recover from the AT&T-Approved Cloud Services Provider in connection with any such force majeure event.

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

vi.

All charges for non-Amdocs branded software and software-as-a-service which constitute a part of the Amdocs SaaS as charged by the Third Party [***] set forth in the applicable SaaS Order, and AT&T shall [***] to any such Third Party for such non-Amdocs branded software and software-as-a-service unless agreed differently under the applicable SaaS Order.

h.	Cloud Service Provider Facilities

As part of a SaaS order AT&T may direct Supplier as to where Supplier’s CSP (or Authorized CSP) may geographically host or store AT&T Data, subject to such CSP’s available hosting and storage regions. Supplier will not move AT&T Data outside the specified geographic region without AT&T’s written consent.

6.	CLOUD SERVICE PROVIDER

a.	Cloud Rights - SaaS

i.	Permitted Change Right. AT&T may request to make the following changes to Supplier’s public CSP infrastructure or migration plan as they relate to AT&T’s use of Amdocs SaaS (“Permitted Changes”):

a)

Authorized CSP Selection. Upon AT&T’s request, Amdocs will provide a proposal and associated pricing and, upon AT&T’s approval of the pricing, Amdocs will deploy its SaaS for AT&T’s use with an AT&T-authorized CSP of AT&T’s choice, including but not limited to [***], [***], or [***] (“Authorized CSP”).

ii.

Permitted Change Process. Permitted Changes are at AT&T’s sole discretion, subject to technical limitations, product compatibility, approval of the costs associated with the change, and the following considerations:

a)

Upon AT&T’s written request to make a Permitted Change, the Parties will promptly collaborate in good faith to create a written migration plan within 30 days and to implement such plan. At AT&T’s sole discretion, the required changes may be implemented utilizing scrum Services and/or an additional Order, if required for Services other than scrum Services.

b)

If Supplier is or becomes aware that an AT&T request for Permitted Change may negatively impact Amdocs SaaS functionality, performance, or reliability, Supplier will advise AT&T, and the Parties will work together to minimize such negative impacts.

7.	INTELLECTUAL PROPERTY RIGHTS.

a.

The Software, API Materials, SaaS Documentation and any other documentation or software provided by Amdocs to AT&T in connection with the Amdocs SaaS is owned by Amdocs and licensed to AT&T for use during the term of the applicable SaaS Order.

b.

The Parties acknowledge that, during the term of a SaaS Order, AT&T may provide suggestions, enhancement requests, recommendations or other feedback to Amdocs with respect to the applicable Amdocs SaaS. With respect to any improvements or suggestions that AT&T provides to the Amdocs SaaS during the term of the applicable SaaS Order (“AT&T Feedback”), subject to the limitations below, AT&T grants to Amdocs a perpetual, royalty-free, non-exclusive, non-transferable license under those rights, if any,

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

AT&T has in the AT&T Feedback to implement that AT&T Feedback to improve that Amdocs SaaS. Notwithstanding the foregoing, Amdocs shall be entitled: (a) to transfer such AT&T Feedback license to any successor to the business or transfer of substantial assets of Amdocs; and (b) to sublicense a right to use the AT&T Feedback embedded, as part of Amdocs SaaS, to Amdocs’ customers and their end users. AT&T Feedback does not include any implementation or configuration, or information related thereto, of products, services, or their functionality regardless of whether made by AT&T or on behalf of AT&T. The foregoing permission, however, does not include a license under (and is subject to) any current or future patent rights held by AT&T or Amdocs (as applicable), and any AT&T Feedback constitutes AT&T Information. Notwithstanding the foregoing, Amdocs’ use of the AT&T Feedback in the Amdocs SaaS and their licensing to Amdocs’ customers a right to use the Feedback embedded in the Amdocs SaaS will not be considered a breach of AT&T’s rights in the AT&T Information. Notwithstanding any other provision in this Appendix P, AT&T is not transferring or granting to Supplier any right, title, or interest in or to (or granting to Supplier any license or other permissions in or to) any patent rights, including, without limitation, any patent rights in or to any AT&T Feedback, with respect to which patent rights the Parties’ have executed an Agreement for Licensing Patents dated January 28, 2022 and which will govern such rights as between the Parties.

8.	TERM, SUSPENSION AND TERMINATION

a.

SaaS Suspension. Amdocs may suspend AT&T’s access and use rights to the Amdocs SaaS and Amdocs proprietary tools under an applicable SaaS Order upon notice to AT&T if AT&T fails to make undisputed payments when due with respect to that SaaS Order, AT&T breaches Sections 3.a., 3.b., or 3.c. of these SaaS Terms with respect to that SaaS Order, or AT&T’s use of Amdocs SaaS with respect to that SaaS Order is in violation of Law and AT&T fails or refuses to make such payments, cure such breach, or cure the violation of Law within [***] of such notice. AT&T remains responsible for applicable fees as detailed in each applicable SaaS Order through the date of suspension including usage and data storage fees and AT&T will not be entitled to service level credits during any suspension period.

b.

Effect of Expiration or Termination. Except for termination for cause by AT&T as permitted under the Agreement, termination of a SaaS Order shall not entitle AT&T to any form of compensation and payment obligations are non-cancelable. Upon expiration or termination of a SaaS Order, except as otherwise provided in the SaaS Documentation: (i) Amdocs will disable all AT&T access to the applicable Amdocs SaaS, and AT&T shall promptly return to Amdocs (or, at Amdocs’ request, destroy) any Software or API Materials provided with Amdocs SaaS; and (ii) Amdocs will make available certain data to AT&T or its agent in the format generally provided by Amdocs, subject to the terms of the applicable SaaS Documentation.

9.	WARRANTY.

a.

AMDOCS SHALL PROVIDE THE AMDOCS SAAS USING QUALIFIED PERSONNEL AND IN A WORKMANLIKE MANNER CONSISTENT WITH THE APPLICABLE SAAS DOCUMENTATION AND THE APPLICABLE SAAS ORDER. AMDOCS’ SOLE OBLIGATION AND AT&T’S SOLE REMEDY UNDER THIS WARRANTY IS FOR AMDOCS TO USE COMMERCIALLY REASONABLE EFFORTS, AT ITS OWN EXPENSE, TO RE-PERFORM THE AMDOCS SAAS RELATING TO ANY BREACH OF WARRANTY WHICH IS TIMELY REPORTED TO AMDOCS.

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

b.

AMDOCS SHALL CONDUCT REGULAR PERIODIC REVIEWS, NO LESS FREQUENTLY THAN ANNUALLY, OF THE AMDOCS SAAS PROVIDED UNDER THE APPLICABLE SAAS ORDER FOR THE PRESENCE OF VULNERABILITIES AND HARMFUL CODE, AND SHALL USE REASONABLE EFFORTS TO CORRECT THE VULNERABILITIES AND HARMFUL CODE THAT MAY BE DISCOVERED.

c.

AMDOCS HEREBY DISCLAIMS, ON BEHALF OF ITSELF AND ITS SUPPLIERS AND LICENSORS, ANY REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY STATED IN THESE SAAS TERMS AND THE AGREEMENT, WHETHER WRITTEN OR ORAL, STATUTORY, EXPRESS, OR IMPLIED, INCLUDING (WITHOUT LIMITATION) IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT. AT&T EXPRESSLY AGREES THAT AMDOCS DOES NOT REPRESENT OR WARRANT THAT AMDOCS SAAS WILL BE UNINTERRUPTED OR ERROR FREE.

d.

AMDOCS’ RESPONSIBILITIES WITH RESPECT TO THE AMDOCS SAAS ARE SPECIFIED IN THE APPLICABLE SAAS ORDER. IF AMDOCS PROVIDES AT&T WITH A FREE-OF-CHARGE SAAS ORDER TERM, INCLUDING BUT NOT LIMITED TO AMDOCS SAAS PROVIDED ON AN EVALUATION, TRIAL, OR “FREEMIUM” BASIS, AMDOCS SAAS IS PROVIDED “AS IS” AND, TO THE EXTENT PERMITTED BY LAW, AMDOCS DISCLAIMS ALL WARRANTIES AND LIABILITY.

e.	All warranties will survive inspection, Acceptance, Actual Availability, payment, and use.

f.

If at any time during the warranty period for the Amdocs SaaS AT&T believes there is a breach of any warranty, AT&T will notify Supplier setting forth the nature of such claimed breach. Supplier shall promptly investigate such claimed breach and shall either (i) provide information satisfactory to AT&T that no breach of warranty in fact occurred or (ii) at no additional charge to AT&T, promptly take such action as may be required to correct such breach as provided for herein.

10.	INFRINGEMENT.

Section 3.17 (Infringement) of the Agreement shall apply to the Amdocs SaaS.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be executed as of the date the last Party signs.

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.010

Amdocs Development Limited		AT&T Services, Inc.

By:	/s/ Jessica Rose	By:	/s/ Steven Wehde
(Authorized Signature)		(Authorized Signature)
Name: JESSICA ROSE		Name: STEVE WEHDE
Title: AUTHORIZED SIGNATORY		Title: LEAD TECHNICAL SOURCING MGR
Email: [***]		Email: [***]

Date: Oct 13, 2022		Date: Oct 13, 2022

Proprietary and Confidential

This Amendment is not for use or disclosure outside of AT&T, its Affiliates, and its and their third-party representatives, and Supplier except under written agreement by the contracting Parties.